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                                                              Exhibit 23.3


                    [LETTERHEAD OF GRANT THORNTON HONG KONG]

              REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Nu Skin Hong Kong, Inc.


We have audited the accompanying balance sheet of Nu Skin Hong Kong, Inc. - Hong Kong Branch as of September 30, 1993, and the related statements of earnings, retained earnings, and cash flows for the year then ended. These financial statements are the responsibility of the management of the branch. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Nu Skin Hong Kong, Inc. - Hong Kong Branch as of September 30, 1993, and the results of its operations and its cash flows for the year then ended, in conformity with United States generally accepted accounting principles.

/s/ Grant Thornton

Hong Kong

April 14, 1994 (except for Notes 2 and 8, as to which the date is August 30, 1996)

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